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                                                                     Exhibit 3.1


                             CERTIFICATE OF INCORPORATION

                                          OF

                                PROGRESSIVE BANK, INC.

                  UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

    1. NAME. The name of the Corporation is PROGRESSIVE BANK, INC. (the "Corporation").

    2. PURPOSES. The nature of the business or purposes to be conducted or promoted for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

    3. OFFICE. The office of the Corporation will be located in the County of Dutchess, State of New York.

    4. AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have the authority to issue is twenty million (20,000,000). The shares shall be divided into two classes: fifteen million (15,000,000) shares shall be common stock, par value $1.00 per share and five million (5,000,000) shares shall be preferred stock, par value $1.00 per share.

         (a)  COMMON STOCK.  The common stock shall have the following rights:

              (i) DIVIDENDS. Subject to the preferential dividend rights applicable to shares of the preferred stock, the holders of shares of the common stock shall be entitled to receive such dividends as may be declared by the Board of Directors.

              (ii) LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the preferred stock, the holders of shares of the common stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the common stock held by them.


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              (iii)  VOTING RIGHTS.  Except as otherwise determined by the
Board of Directors of the Corporation pursuant to the provisions of clause (vii) of paragraph (b) of this Section, the holders of shares of the common stock shall be entitled to vote on all matters at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of the common stock entitled to vote at such meeting, voting together with the holders of shares of any series of the preferred stock who are entitled to vote and the holders of shares of any other class of stock who are entitled to vote, and not as a separate class.

         (b) PREFERRED STOCK. Subject to the limitations and in the manner provided by law, shares of the preferred stock may be issued from time to time in series, and, the Board of Directors of the Corporation is hereby authorized to establish and designate series, to fix the number of shares constituting each series, and to fix the designations and the relative rights, preferences and limitations of the shares of each series and the variations in the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. Subject to the limitations and in the manner provided by law, the authority of the Board of Directors of the Corporation with respect to each series shall include but shall not be limited to the authority to determine the following:

              (i)    the designation of such series;

              (ii)   the number of shares initially constituting such series;

              (iii) the increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

              (iv) the rate or rates and the times at which dividends on the shares of such series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate; provided, however, that if the stated dividends are not paid in full, the shares of all series of the preferred stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full;


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              (v)    whether or not the shares of such series shall be
redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

              (vi) the amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $1.00 per share before the holders of shares of the common stock or the holders of any other class of stock ranking junior to the preferred stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; provided, further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the preferred stock shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this clause (vi), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of its assets;

              (vii) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of preferred stock and the right to have more than one vote per share;

              (viii) whether or not a sinking fund shall be provided for the redemption of the shares of such series, and, if such a sinking fund shall be provided, the terms and conditions thereof;


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              (ix)   whether or not a purchase fund shall be provided for the
shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

              (x) whether or not the shares of such series shall have conversion privileges, and, if such shares shall have conversion privileges; the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

              (xi)   any other relative rights, preferences and limitations.

         (c) PRE-EMPTIVE RIGHTS. No holder of any shares of the stock of the Corporation shall be entitled, as such, as a matter of pre-emptive right or any rights under Section 622(b) or (c) of the Business Corporation Law, to subscribe for, purchase or otherwise acquire in an offering by the Corporation any part of the new or additional issue of shares of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for shares of the Corporation of any class whatsoever, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares or securities, whether such shares be now or hereafter authorized and whether such shares, securities, or warrants or other instruments be issued for cash, property or services.

    5.   BOARD OF DIRECTORS.

         (a) The Board of Directors of the Corporation shall have the power to fix the number of directors from time to time. The Board of Directors of the Corporation shall be divided into three classes in respect of term of office, each class to contain as near as may be one-third (1/3) of the whole number of the Board of Directors. Of the Board of Directors as elected at the first annual meeting of the stockholders of the Corporation, the members of one class shall serve until the second annual meeting of stockholders of the Corporation, the members of the second class shall serve until the third annual meeting of stockholders of the Corporation, and the members of the third class shall serve until the fourth annual meeting of stockholders of the Corporation; provided, however, that in each case directors shall continue to serve until their successors shall be elected and shall qualify. At each annual meeting of stockholders of the

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Corporation, one class of directors shall be elected to serve until the annual meeting of stockholders held in the third year next following the year of its election and until its successors shall be elected and shall qualify. Stockholders shall not be permitted to cumulate their votes for the election of directors.

         (b) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law if a judgement or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated New York Business Corporation Law Section 719, including any amendment thereto. No amendment to or repeal of this Section 5(b) shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    6. AMENDMENT OF BY-LAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any By-law of the Corporation by the affirmative vote of a majority of the Board.

    7. MEETINGS OF STOCKHOLDERS. Meetings of stockholders may be held within or without the State of New York, as the By-laws may provide. Special meetings of stockholders shall be called only by the Board of Directors. Only business which is related to the purpose or purposes set forth in the notice of a special meeting shall be acted upon or transacted at such meeting.

    8.   NOTICE FOR NOMINATIONS AND PROPOSALS

         (a) Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors.


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In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of the Corporation not less than thirty days nor more than sixty days prior to the date of any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Corporate Secretary of the Corporation not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

         (b)  Each such notice given by a stockholder to the Corporate
Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in this Certificate to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

         (c) The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding special


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or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.

    9. AMENDMENTS TO CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. No amendment, addition, alteration, change or repeal of this Certificate of Incorporation shall be made, unless it is first proposed by the Board of Directors of the Corporation, then preliminarily approved by a majority vote of the Board, and thereafter approved by the stockholders by the affirmative vote of a majority of the total votes eligible to be cast at a special meeting of the stockholders called for such purpose.

    10. AGENT FOR-SERVICE. The Secretary of State of the State of New York is designated as agent of the Corporation upon whom all process may be served and the post office address to which the Secretary shall mail a copy of any process served against the Corporation is Route 22 and Akindale Road, Pawling, New York 12564.


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